Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify : FIRST : That at a meeting of the Board of Directors of CHINA DONGSHENG INTERNATIONAL, INC . resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof . The resolution setting forth the proposed amendment is as follows : RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered n .. _ lV , . so that, as amended, said Article shall be and read as follows : To increase the common shares to 500 , 000 , 000 for CHINA DONGSHENG INTERNATIONAL, INC . with a par value of . 001 10 , 000 , 000 Preferred shares will have a par value of . 001 SECOND : That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment . THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of December 2021 B u t y honzec f ori Title: President State of Delaware Secretary of State Division of Corporations Delivered 06:52 PM 08/15/2022 FILED 06:52 PM 08/15/2022 SR 20223269195 - FileNumber 2290721 Name: Harpreet SanQha Print or Type